Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of December 25, 2021 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 25, 2021. The unaudited pro forma condensed combined financial information includes the historical results of Advanced Micro Devices Inc., a Delaware corporation (the “Company” or “AMD”), and Xilinx, Inc., a Delaware corporation (“Xilinx”) after giving pro forma effect to the acquisition of Xilinx as described in the following paragraphs and accompanying notes.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Xilinx acquisition actually occurred on December 25, 2021 for the balance sheet, or December 27, 2020 for the statement of operations, nor does it purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Under accounting for business combinations, the assets and liabilities of Xilinx are required to be recorded at their respective fair values as of the date of the acquisition, February 14, 2022 (“Acquisition Date”). AMD has performed the fair valuation of Xilinx’s assets and liabilities. The fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

The Xilinx Acquisition

On October 26, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Xilinx and Thrones Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”).

On February 14, 2022, pursuant to the Merger Agreement, the Company completed its acquisition of Xilinx. Upon consummation of the Xilinx Acquisition, Merger Sub ceased to exist and Xilinx continued as the surviving corporation and a direct wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each issued and outstanding share of Xilinx common stock was cancelled and automatically converted into the right to receive 1.7234 (the “exchange ratio”) shares of AMD common stock, as well as cash in lieu of any fractional shares of AMD common stock. The total purchase consideration for Xilinx was $48.8 billion.

The transaction has been treated as a business combination for accounting purposes. AMD was determined to be the accounting acquirer after taking into account the relative share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. The purchase price of the Xilinx Acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values at the Acquisition Date.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 25, 2021

(In millions)

	Historical							Pro Forma Combined
	AMD as of December 25, 2021	Xilinx as of January 1, 2022	Reclassification Adjustments	Note	Transaction Accounting Adjustments	Note		As of December 25, 2021
Assets
Current assets:
Cash and cash equivalents	$2,535	$1,939	$—		$—			$4,474
Short-term investments	1,073	1,763	—		—			2,836
Accounts receivable, net	2,706	439	—		—			3,145
Inventories	1,955	331	—		184	5	(a)	2,470
Receivables from related parties	2	—	—		—			2
Prepaid expenses and other current assets	312	58	—		—			370

Total current assets	8,583	4,530	—		184			13,297
Property and equipment, net	702	328	—		368	5	(a)	1,398
Operating lease right-of-use assets	367	—	47	3	15	5	(a)	429
Goodwill	289	633	—		21,382	5	(a)	22,304
Acquisition-related intangibles, net	—	155	—		27,153	5	(a)	27,308
Investment: equity method	69	—	—		—			69
Deferred tax assets	931	—	236	3	(1,135)	5	(a)	32
Other non-current assets	1,478	699	(283)	3	(4)	5	(a)	1,890

Total Assets	$12,419	$6,345	$—		$47,963			$66,727

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,321	$135	$—		$—			$1,456
Payables to related parties	85	—	—		—			85
Accrued liabilities	2,424	—	433	3	229	5	(a),(b)	3,086
Accrued payroll and related liabilities	—	352	(352)	3	—			—
Income taxes payable	—	75	(75)	3	—			—
Other accrued liabilities	—	122	(122)	3	—			—
Current portion of long-term debt, net	312	—	—		—			312
Other current liabilities	98	—	116	3	1	5	(a)	215

Total current liabilities	4,240	684	—		230			5,154
Long-term debt, net of current portion	1	1,494	—		(20)	5	(a)	1,475
Long-term operating lease liabilities	348	—	42	3	4	5	(a)	394
Long-term income taxes payable	—	440	(440)	3	—			—
Other long-term liabilities	333	53	398	3	2,726	5	(a)	3,510
Commitments and Contingencies
Stockholders’ equity:
Capital stock:
Common stock	12	2	—		2	5	(c)	16
Additional paid-in capital	11,069	1,531	—		45,164	5	(c)	57,764
Treasury stock, at cost	(2,130)	—	—		2,130	5	(c)	—
(Accumulated deficit) retained earnings	(1,451)	2,152	—		(2,284)	5	(d)	(1,583)
Accumulated other comprehensive loss	(3)	(11)	—		11	5	(c)	(3)

Total stockholders’ equity	7,497	3,674	—		45,023			56,194

Total Liabilities and Stockholders’ Equity	$12,419	$6,345	$—		$47,963			$66,727

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 25, 2021

(In millions, except per share amounts)

	Historical						Pro Forma Combined
	AMD Year Ended December 25, 2021	Xilinx Twelve Months Ended January 1, 2022	Reclassification Adjustments	Note	Transaction Accounting Adjustments	Note	Year Ended December 25, 2021	Note
Net revenue	$16,434	$3,676	$—		$—		$20,110
Cost of sales	8,505	1,125	—		204	6(a),(b),(c),(e)	9,834
Amortization of acquisition-related intangibles	—	37	—		1,579	6(d)	1,616

Total cost of sales	8,505	1,162	—		1,783		11,450

Gross profit	7,929	2,514	—		(1,783)		8,660

Research and development	2,845	1,030	—		156	6(b),(c),(e),(f)	4,031
Marketing, general and administrative	1,448	504	—		181	6(b),(c),(e),(f),(g)	2,133
Licensing gain	(12)	—	—		—		(12)
Amortization of acquisition-related intangibles	—	10	—		2,319	6(d)	2,329

Operating income	3,648	970	—		(4,439)		179

Interest expense	(34)	—	(44)	3	(1)	6(h)	(79)
Interest and other income, net	—	13	(13)	3	—		—
Other income, net	55	—	57	3	—		112

Income before income taxes and equity income	3,669	983	—		(4,440)		212

Income tax provision	513	54	—		(489)	6(i)	78
Equity income in investee	6	—	—		—		6

Net Income	$3,162	$929	$—		$(3,951)		$140

Net income per share
Basic	$2.61						$0.09
Diluted	$2.57						$0.08

Shares used in per share calculation
Basic	1,213						1,642	6	(j)
Diluted	1,229						1,662	6	(j)

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1—Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. AMD has a 52-to-53-week fiscal year that ends on the last Saturday in December and Xilinx had a 52-to-53-week fiscal year that ended on the Saturday nearest March 31. To comply with SEC rules and regulations for companies with different fiscal year ends, the unaudited pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days. Given the different fiscal year ends of AMD and Xilinx, the Xilinx historical unaudited condensed consolidated statement of operations for the twelve months ended January 1, 2022 has been derived from the unaudited condensed consolidated statements of operations for each of the three months ended April 3, 2021, July 3, 2021, October 2, 2021, and January 1, 2022, The AMD historical condensed financial statement of operations data for the fiscal year ended December 25, 2021 are derived from AMD’s audited consolidated financial statements for the fiscal year ended December 25, 2021.

The unaudited pro forma condensed combined balance sheet as of December 25, 2021 was prepared using the historical audited consolidated balance sheet of AMD and historical unaudited condensed consolidated balance sheet of Xilinx as of December 25, 2021 and January 1, 2022, respectively, and presents the unaudited pro forma combined financial position of AMD and Xilinx as if the merger occurred on December 25, 2021.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 25, 2021 gives effect to the merger as if it had occurred on December 27, 2020, the beginning of AMD’s fiscal 2021 year. The unaudited pro forma condensed combined statement of operations is presented on the basis of AMD’s fiscal year and combines the historical results of the fiscal periods of AMD and Xilinx.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the provisions of ASC 805, Business Combinations, with AMD representing the acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, AMD’s purchase consideration associated with the Xilinx acquisition has been allocated to the assets acquired and liabilities assumed, based upon their respective fair values as of the Acquisition Date.

Any excess of the purchase consideration over the fair value of identified tangible and intangible assets acquired and liabilities assumed is recognized as goodwill. Management believes the estimated fair values utilized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. The fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the merger transaction or of any integration costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•

the separate historical audited consolidated financial statements of AMD for the fiscal year ended December 25, 2021, included in AMD’s Annual Report on Form 10-K filed with the SEC on February 3, 2022;

•

the separate historical unaudited condensed consolidated financial statements of Xilinx as of and for the nine months ended January 1, 2022, included in Xilinx’s Quarterly Report on Form 10-Q filed with the SEC on January 27, 2022; and

•	the separate historical audited consolidated financial statements of Xilinx for the fiscal year ended April 3, 2021, included in Xilinx’s Annual Report on Form 10-K filed with the SEC on May 14, 2021;

Note 2 —Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in AMD’s audited financial statements as of and for the year ended December 25, 2021. Management has completed the review of Xilinx’s accounting policies and has determined that no significant adjustments are necessary to conform Xilinx’s historical consolidated financial statements to the accounting policies used by AMD in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassification adjustments have been reflected in the pro forma financial information to conform Xilinx’s presentation to AMD’s presentation in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations. These reclassifications have no effect on previously reported total assets, total liabilities, and stockholders’ equity, or income from continuing operations of AMD or Xilinx.

Note 3—Reclassifications

The following reclassification adjustments were made to conform the presentation of Xilinx’s financial information to AMD’s presentation as indicated in the table below:

Balance Sheet as of December 25, 2021

Amount (in millions)	Presentation in Xilinx’s Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$ 47	Other non-current assets	Operating lease right-of use assets
236	Other non-current assets	Deferred tax assets
352	Accrued payroll and related liabilities	Accrued liabilities
75	Income taxes payable	Other current liabilities
41	Other accrued liabilities	Other current liabilities
81	Other accrued liabilities	Accrued liabilities
42	Other long-term liabilities	Long-term operating lease liabilities
440	Long-term income taxes payable	Other long-term liabilities

Statement of Operations for the Fiscal Year Ended December 25, 2021

Amount (in millions)	Presentation in Xilinx’s Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$ (44)	Interest and other income, net	Interest expense
57	Interest and other income, net	Other income, net

Note 4—Purchase Consideration and Allocation

Purchase Consideration

The purchase consideration is approximately $48.8 billion, based on the closing price of AMD common stock on Nasdaq of $113.18 on February 11, 2022, as the transaction closed prior to the opening of markets on February 14, 2022. The purchase consideration is as follows:

(Amounts in millions, except exchange ratio and share price data)
Xilinx common shares	249	(1)
Exchange ratio	1.7234
AMD shares issued in exchange	429
AMD closing share price			$113.18	(2)

Purchase consideration paid at closing			48,514
Estimated fair value of restricted stock unit awards (“RSUs”) assumed (including Xilinx performance-based RSUs converted to AMD RSUs)			1,226	(3)
Less: Estimated fair value of RSUs to be recorded as post-combination expense			(951	) (3)
Estimated value of AMD replacement equity awards attributable to pre-combination service			275
Other			4

Total purchase consideration			$48,793

(1)	Represents 249 million shares of Xilinx common stock issued and outstanding as of February 14, 2022.
(2)	Represents the closing price of the AMD common stock on the Nasdaq on February 11, 2022.
(3)

$1,226 million represents the fair value of Xilinx RSUs that were assumed by AMD upon completion of the merger. $951 million represents the fair value of Xilinx RSUs to be expensed over the future service period.

Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Xilinx are recorded at their fair values as of the Acquisition Date and added to those of AMD. The purchase price allocation shown below is based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and has been prepared to illustrate the estimated effect of the merger. AMD has performed the fair valuation of Xilinx’s assets and liabilities. The fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained.

The following table sets forth the allocation of the total purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed, based on Xilinx’s balance sheet at January 1, 2022, with excess recorded as goodwill:

Amount (in millions)
Purchase consideration	$48,793
Cash and cash equivalents	1,939
Short-term investments	1,763
Accounts receivable	439
Inventories	515
Prepaid expenses and other current assets	58
Property, plant and equipment	696
Operating lease right-of-use assets	62
Acquisition-related intangibles	27,308
Deferred tax assets	12
Other assets	416

Total Assets	33,208
Accounts payable	135
Accrued liabilities	570
Other current liabilities	117
Long-term debt	1,474
Long-term operating lease liabilities	46
Other long-term liabilities	4,088

Total Liabilities	6,430

Fair value of net assets acquired	26,778

Goodwill	$22,015

Goodwill represents the excess of acquisition consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Xilinx, planned growth in new markets and synergies expected to be achieved from the combined operations of AMD and Xilinx. Goodwill recorded in the merger is not deductible for tax purposes.

The fair value adjustments are further described below in Notes 5 and 6.

Other Long-Term Liabilities

The Other long-term liabilities relate primarily to deferred tax liabilities, at the effective date of the merger and which principally represent the deferred tax impact associated with the incremental differences in book and tax basis created from the purchase price allocation. Deferred taxes associated with estimated fair value adjustments are computed using a blended statutory U.S. federal and state tax rate, net of tax effects of state valuation allowances and applicable foreign jurisdiction statutory rates, primarily in Singapore. For balance sheet purposes, each jurisdiction’s enacted tax rates were based on the applicable tax laws. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, cash needs, the geographical mix of income and changes in tax law.

Intangible Assets

Identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Fair Value (In millions)	Estimated Useful Life (In Years)
Developed technology	$12,295	12 to 20
Customer relationships	12,290	2 to 15
Backlog	793	1
Corporate trade name	65	1
Product trademarks	895	12

Identified intangible assets subject to amortization	26,338
In-process research and development not subject to amortization	970	N/A

Total identified intangible assets	$27,308

The fair value for all identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use).

In-process research and development recorded at fair value as an indefinite-lived intangible asset as of Acquisition Date is initially not amortized. Instead, the in-process research and development will be tested for impairment annually and whenever events or changes in circumstances indicate that the project may be impaired. Once the in-process research and development reach technological feasibility, the Company will begin to amortize the intangible asset over its estimated useful life.

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above.

Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a) Reflects the adjustments of fair value of assets acquired and liabilities assumed as a result of acquisition accounting. Refer to Note 4 for details.

Goodwill

Amount (in millions)
Elimination of Xilinx’s historical goodwill	$(633)
Goodwill from the Xilinx acquisition	22,015

Adjustment to goodwill	$21,382

Acquisition-related Intangibles, net

Amount (in millions)
Elimination of Xilinx’s historical acquisition-related intangible assets	$(155)
Acquisition-related intangible assets from the Xilinx acquisition	27,308

Adjustment to acquisition-related intangible assets	$27,153

Property and Equipment, net

Amount (in millions)
Elimination of Xilinx’s historical property and equipment	$(328)
Fair value of property and equipment from the Xilinx acquisition	696

Adjustment to property and equipment	$368

Inventories

Amount (in millions)
Elimination of Xilinx’s historical inventories	$(331)
Fair value of inventories from the Xilinx acquisition	515

Adjustment to inventories	$184

Leases

The adjustments to Operating lease right-of-use assets, Other current liabilities and Long-term operating lease liabilities of $15.0 million, $1.0 million and $4.0 million, respectively, represent adjustments to right-of-use assets and lease liabilities using AMD discount rate assumptions and reflecting favorable or unfavorable lease positions.

Deferred Tax Assets

The adjustment to Deferred tax assets of $1.1 billion represents reclassification of AMD’s and Xilinx’s historical U.S. deferred tax assets to deferred tax liabilities which is presented in Other long-term liabilities as the combined company has a net deferred tax liability position primarily due to tax impact associated with the incremental differences in book and tax basis created from the purchase price allocation.

Other Non-current Assets

The adjustment to Other non-current assets of $4.0 million represents elimination of net book value of Xilinx licenses acquired by the Company before the merger.

Accrued Liabilities

The adjustment to Accrued liabilities includes adjustment of $137.0 million to increase Xilinx accrued liabilities for amounts due to Xilinx advisors as a result of the successful completion of the merger. These costs represent Xilinx’s pre-acquisition expense and AMD’s assumed liability upon close of the merger.

Long-term Debt, net of current portion

Amount (in millions)
Elimination of Xilinx’s historical long-term debt	$(1,494)
Fair value of Xilinx’s long-term debt	1,474

Adjustment to long-term debt	$(20)

Other Long-term Liabilities

Amount (in millions)
Increase in Xilinx’s deferred tax liability upon acquisition	$3,782
Increase in Xilinx’s other long-term tax liability upon acquisition	79
Reclassification of deferred tax assets	(1,135)

Adjustment to other long-term liabilities	$2,726

The net adjustment to Other long-term liabilities of $2.7 billion reflects an increase in deferred tax liabilities of $3.8 billion associated with incremental differences in book and tax basis created from the purchase price allocation, primarily related to acquired identifiable intangible assets that are not tax-deductible. We have computed deferred tax impacts reflecting Xilinx as a member of the combined company’s U.S. consolidated tax return following the acquisition.

(b) Represents adjustments to the combined company Accrued liabilities balance for (i) Xilinx retention bonuses of $7.0 million paid or payable upon close of the merger, (ii) transaction costs of $60.0 million paid or payable in connection with completing the merger and (iii) the expected one-time post-combination expense consisting of severance and other separation benefits of $25.0 million in connection with the termination of certain employees. Also see 5(d).

(c) Reflects the elimination of Xilinx’s historical common stock, additional paid-in capital and accumulated other comprehensive loss, as well as adjustments to reflect the value of shares exchanged, and replacement equity awards.

Common Stock

Amount (in millions)
Elimination of par value of Xilinx’s historical common stock	$(2)
Par value of AMD common stock issued for outstanding shares of Xilinx’s common stock	4

Adjustment to common stock	$2

Additional Paid-in Capital

Amount (in millions)
Elimination of Xilinx’s historical additional paid-in capital	$(1,531)
Value of AMD common stock issued for outstanding shares of Xilinx common stock	48,514
Par value of AMD common stock issued for outstanding shares of Xilinx common stock	(4)
Value of AMD treasury stock issued for outstanding shares of Xilinx common stock	(2,130)
Value of AMD replacement equity awards attributable to pre-combination service	275
Adjustment for equity award accelerations	40

Adjustment to additional paid-in capital	$45,164

(d) Reflects the adjustment to (i) eliminate Xilinx’s historical retained earnings after pro forma adjustments, (ii) record Xilinx retention bonuses, (iii) record transaction costs, (iv) record severance and other separation benefits and (v) record equity award accelerations. The transaction costs primarily consist of fees for investment banking, legal and accounting services. The adjustments for transaction costs are also reflected in the unaudited pro forma condensed combined statements of operations. The adjustment to accumulated deficit is as follows:

Amount (in millions)
Elimination of Xilinx’s retained earnings	$(2,152)
Adjustment for retention bonuses	(7)
Adjustment for transaction costs	(60)
Adjustment for severance and other separation benefits	(25)
Adjustment for equity award accelerations	(40)

Total adjustment to accumulated deficit	$(2,284)

Note 6—Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a) Represents the adjustments to record the additional cost of sales of $184.0 million for the year ended December 25, 2021 for the step-up in fair value of inventories. The step-up in fair value of inventories is amortized to costs of sales on a straight-line basis over the expected turn of approximately one quarter.

(b) Represents the adjustments to record the additional stock-based compensation expense of $167.0 million for the year ended December 25, 2021 for the differences between the fair value of the unvested portion of the Xilinx equity awards replaced in connection with the merger and the historical grant date fair value of unvested portion of these awards. The value for the replacement awards is based on the AMD stock price as of February 11, 2022, as the transaction closed prior to the opening of markets on February 14, 2022. The breakdown of the adjustment is as follows:

Pro Forma Year Ended December 25, 2021 (in millions)
Cost of sales	$8
Research and development	106
Marketing, general and administrative	53

Adjustment to share-based compensation	$167

(c) Represents the adjustments to record the additional depreciation expense of $58.0 million for the year ended December 25, 2021 for the estimated step-up in fair value of property and equipment, net. The estimated fair value of property and equipment, net is depreciated on a straight-line basis over the estimated useful lives of each acquired property and equipment. The breakdown of the adjustment is as follows:

Pro Forma Year Ended December 25, 2021 (in millions)
Cost of sales	$11
Research and development	42
Marketing, general and administrative	5

Adjustment to depreciation expense	$58

(d) Represents the adjustments to record (i) the elimination of Xilinx’s historical amortization expense and (ii) recognition of new amortization expense related to identifiable intangible assets. The amortization of all finite-lived intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to further adjustment as additional information becomes available. The amortization related to customer relationships is on an accelerated amortization basis while the amortization of other finite-lived identifiable intangible assets is on a straight-line basis.

Cost of sales

Pro Forma Year Ended December 25, 2021 (in millions)
Elimination of Xilinx’s historical intangible asset amortization	$(37)
Amortization of purchased identifiable intangible assets	1,616

Adjustment to intangible asset amortization expense	$1,579

Operating expense

Pro Forma Year Ended December 25, 2021 (in millions)
Elimination of Xilinx’s historical intangible asset amortization	$(10)
Amortization of purchased identifiable intangible assets	2,329

Adjustment to intangible asset amortization expense	$2,319

(e) Represents the adjustment to record Xilinx retention bonuses of $7.0 million paid or payable upon close of the merger.

Pro Forma Year Ended December 25, 2021 (in millions)
Cost of sales	$1
Research and development	2
Marketing, general and administrative	4

Adjustment to compensation expense	$7

(f) Represents the expected post-combination compensation expense of $40.0 million related to the decision to accelerate the equity awards of certain employees.

Pro Forma Year Ended December 25, 2021 (in millions)
Research and development	6
Marketing, general and administrative	34

Adjustment to compensation expense	$40

(g) Represents (i) the expected one-time post-combination expense of $25.0 million consisting of severance and other separation benefits in connection with the termination of certain employees and (ii) transaction costs of $60.0 million paid or payable in connection with completion of the merger. The transaction costs primarily consist of fees for investment banking, legal and accounting services.

(h) Represents the adjustment to amortize the difference between the fair value of the Xilinx’s outstanding debt as a result of acquisition accounting and its historical carrying value over the remaining term of the instruments.

Pro Forma Year Ended December 25, 2021 (in millions)
Adjustment to interest expense	(1)

(i) Represents tax effects of the pro forma adjustments based on either the applicable statutory jurisdictional or lower negotiated jurisdictional tax rates applicable to the Company. AMD’s effective tax rate following the Xilinx acquisition may be affected by various factors, including tax planning, and therefore may differ materially.

(j) Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of AMD common stock outstanding and the additional shares of AMD common stock issued in conjunction with the merger, assuming those shares were outstanding for the fiscal year ended December 25, 2021. In addition, pro forma diluted weighted average shares reflect replacement equity awards issued in conjunction with the merger, if deemed to be dilutive.

Pro Forma Basic and Diluted Weighted Average Shares

Pro Forma Year Ended December 25, 2021 (in millions)
Historical AMD weighted average shares outstanding—basic	1,213
Shares of AMD common stock issued to Xilinx stockholders pursuant to Merger Agreement	429

Pro forma weighted average shares—basic	1,642

Pro Forma Year Ended December 25, 2021 (in millions)
Historical AMD weighted average shares outstanding—diluted	1,229
Shares of AMD common stock issued to Xilinx stockholders pursuant to Merger Agreement	429
Dilutive impact of replacement equity awards	4

Pro forma weighted average shares—diluted	1,662